UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On July 23, 2008, Thornburg Mortgage, Inc. (the “Company”) posted a microsite on its internet Website for the benefit of its preferred shareholders whose consent is sought in connection with the tender offer for the Company’s preferred stock. The following contains the information posted on such microsite, including (1) the landing page of the site, (2) page entitled “Questions and Answers About the Tender Offer and Consent Solicitation,” (3) page entitled “Timeline of the Crisis,” (4) transcript of a posted video, (5) page entitled “How to Participate” and (6) page entitled “Contact Us.”

Welcome

Thornburg Mortgage, Inc.(NYSE: TMA) has developed this Web site to provide you with additional information regarding the Exchange Offer and Consent Solicitation for our four series of outstanding preferred stock.

To complete the March 31, 2008 financing transaction, we now need to obtain tenders and consents from the holders of at least 66 2/3% of the outstanding shares of each of our Series C, D, E and F Preferred Stock. By tendering your shares, you will also consent to the proposed charter amendments modifying the terms of the preferred stock. You may not tender your shares of preferred stock without consenting to each of the proposed charter amendments applicable to the series of preferred stock owned by you.

Your full participation in this Exchange Offer and Consent Solicitation is critically important in helping Thornburg Mortgage to be in a position to re-establish our core business of originating and securitizing high quality adjustable-rate mortgage loans for sophisticated borrowers with superior credit histories.

If we do not successfully complete our Exchange Offer and Consent Solicitation, we will face severe challenges in returning to normalized business operations.

•

Our ability to extend our financing arrangements for our mortgage-backed securities or find alternative financing for those mortgage assets will be extremely difficult and the assets may have to be sold or liquidated at depressed prices to satisfy the debt, effectively eliminating any chance for value recovery for shareholders.

•

Even if we are able to arrange continued financing, at the termination of the 364-day Override Agreement with our reverse repurchase agreement lenders, we will be required under the Principal Participation Agreement to pay out all incoming principal payments on a significant portion of the mortgage assets in our portfolio to the new investors during the term of the Principal Participation Agreement. These payments will not reduce the principal balance of our outstanding $305 million of senior notes, $1.15 billion of senior subordinated notes or any other indebtedness. In addition, the company will not be able to use the principal payments to grow the balance sheet and help us to return to normalized operations. Furthermore, as part of the Principal Participation Agreement, at the end of its seven-year term, the new investors have the right to liquidate the assets and keep all of the proceeds. If we receive valid tenders for 66 2/3% of each series of preferred stock and are able to successfully complete the Exchange Offer and Consent Solicitation, the Principal Participation Agreement will be automatically terminated and our cash flow will be greatly enhanced after March 2009.

•

We will have to continue to pay 18% interest on the company’s senior subordinated notes, rather than the 12% interest if the Exchange Offer and Consent Solicitation succeeds. In short, this means that we will have to pay out an additional $69 million annually to the investors in these notes – capital that could have been reinvested in our business to help us return to normalized business operations.

We hope that this Web site will provide you with additional information explaining why the successful completion of this Exchange Offer and Consent Solicitation is of such great importance to the company and why we believe the company will have limited – if any – opportunity to return to normalized business operations or generate any return on your investment over the long term if the Exchange Offer and Consent Solicitation is unsuccessful. You will also find information about how you can participate in the Exchange Offer and Consent Solicitation and how you can contact us if you should have additional questions.

We have recently mailed you a copy of the Offering Circular, along with other material, containing detailed information about the Exchange Offer and Consent Solicitation. We strongly urge you to carefully read the Offering Circular and related materials. We hope that you will participate in the Exchange Offer and Consent Solicitation by tendering your shares of preferred stock as soon as possible.

If you would like a Thornburg Mortgage representative to call you please click here.

Questions and Answers about the Tender Offer and Consent Solicitation

1.	What is the purpose of the Exchange Offer and Consent Solicitation?
2.	What will I receive in the Exchange Offer and Consent Solicitation if I tender my shares of Preferred Stock and they are accepted?
3.	When will the Exchange Offer and Consent Solicitation expire?
4.	How do I tender my shares of Preferred Stock?
5.	Can I call Thornburg Mortgage to tender my shares?
6.	How did the Board determine the consideration to be paid in the Exchange Offer and Consent Solicitation?
7.	What are the conditions to the closing of the Exchange Offer and Consent Solicitation?
8.	What are the primary terms of the Financing Transaction?
9.	Did the Board consider alternatives to the Financing Transaction?
10.	If the Exchange Offer and Consent Solicitation is NOT successfully completed, what will be the consequences to the Company?
11.	If I decide not to tender my shares of Preferred Stock and the Exchange Offer and the Consent Solicitation is completed, how will the Exchange Offer and the Consent Solicitation affect my shares of Preferred Stock?
12.	If I decide to tender my shares of Preferred Stock, how will my rights be affected?
13.	How will I be notified if the Exchange Offer and Consent Solicitation is extended, amended or terminated?
14.	Will I have to pay any fees or commissions for participating in the Exchange Offer and Consent Solicitation?
15.	May I tender only a portion of the shares of Preferred Stock that I hold?
16.	If I recently purchased shares of Preferred Stock, can I still tender my shares of Preferred Stock in the Exchange Offer and Consent Solicitation?
17.	Will I receive accrued and unpaid dividends on the Preferred Stock I tender in the Exchange Offer and Consent Solicitation?
18.	Will the Common Stock to be issued in the Exchange Offer and Consent Solicitation be freely tradable?
19.	What is the Consent Solicitation?
20.	Do I have to deliver my consent in the Consent Solicitation in order to validly tender my shares of Preferred Stock in the Exchange Offer and Consent Solicitation?
21.	May I deliver a consent to only some of the Proposed Amendments?
22.	How do I deliver my consent to the Proposed Amendments?
23.	When will the Proposed Amendments become effective?
24.	When will I receive the cash and Common Stock in the Exchange Offer and Consent Solicitation?

25.	Are you making a recommendation regarding whether I should tender in the Exchange Offer and Consent Solicitation?
26.	Will TMA remain a public company following the completion of the Exchange Offer and Consent Solicitation?
27.	Whom do I call if I have any questions on how to tender my shares of Preferred Stock or consent to the Proposed Amendments, or any other questions relating to the Exchange Offer and Consent Solicitation?

What is the purpose of the Exchange Offer and Consent Solicitation?

We are making the Exchange Offer and Consent Solicitation as part of the financing transaction (the “Financing Transaction”) contemplated by the purchase agreement we entered into with various institutional investors on March 31, 2008 (the “Purchase Agreement”). Completion of the Exchange Offer and Consent Solicitation is a condition to certain other events as described below. In addition, the Exchange Offer and Consent Solicitation will provide holders of our Preferred Stock a return of capital in the form of cash and shares of our Common Stock which will provide you with an opportunity to participate in our future growth.

What will I receive in the Exchange Offer and Consent Solicitation if I tender my shares of Preferred Stock and they are accepted?

In the Exchange Offer and Consent Solicitation:

•	For each tendered share of Series C Preferred Stock accepted for exchange by us, the holder will receive $5.00 in cash and 3.5 shares of Common Stock; and
•	For each tendered share of Series D Preferred Stock accepted for exchange by us, the holder will receive $5.00 in cash and 3.5 shares of Common Stock; and
•	For each tendered share of Series E Preferred Stock accepted for exchange by us, the holder will receive $5.00 in cash and 3.5 shares of Common Stock; and
•	For each tendered share of Series F Preferred Stock accepted for exchange by us, the holder will receive $5.00 in cash and 3.5 shares of Common Stock.

The shares of Common Stock offered to the holders of Preferred Stock will constitute approximately 5% of our outstanding Common Stock on a fully diluted basis, assuming 100% participation in the Exchange Offer and Consent Solicitation and the issuance and exercise of Warrants pursuant to the Financing Transaction and the Override Agreement. Assuming 100% participation in the Exchange Offer and Consent Solicitation, the aggregate cash consideration will be approximately $220.1 million. The first approximately $188.6 million of the cash consideration for the Exchange Offer and Consent Solicitation will be financed by the Escrowed Funds. The remaining cash consideration required to be paid will be financed from cash on hand.

Because the number of shares of Common Stock for tendered shares of each series of Preferred Stock accepted for exchange by us is fixed, the value of the consideration that you receive upon consummation of the Exchange Offer and Consent Solicitation could be less than at the time you tender your shares of Preferred Stock due to the fluctuation of the market price of the Common Stock.

Also, holders who tender their shares of Preferred Stock will not receive any fractional shares of Common Stock. Instead, the Exchange Agent will aggregate any fractional shares issuable and sell them for the account of the holders whose tendered shares were accepted for exchange. The proceeds realized by the Exchange Agent on the sale of fractional shares will be distributed to such tendering holders of Preferred Stock on a pro rata basis, net of commissions.

When will the Exchange Offer and Consent Solicitation expire?

The Exchange Offer and Consent Solicitation is currently scheduled to expire at 10:00 a.m., New York City time, on August 20, 2008. We may, however, extend the Exchange Offer and Consent Solicitation from time to time as necessary until all the conditions to the Exchange Offer and Consent Solicitation have been satisfied or waived.

How do I tender my shares of Preferred Stock?

If you hold physical share certificates and are the record owner of your shares, you must deliver the certificates representing your shares of Preferred Stock, together with completed letters of transmittal and consent and any other documents required by the letters of transmittal and consent, to American Stock Transfer and Trust Company, the Exchange Agent for the Exchange Offer and Consent Solicitation, no later than the time the Exchange Offer and Consent Solicitation expires. If your shares of Preferred Stock are held in street name (i.e., through a broker, dealer or other nominee), the shares of Preferred Stock can be tendered by your nominee through DTC upon your request. In order to validly tender shares in the Exchange Offer and Consent Solicitation, you must consent to the Proposed Amendments by executing letters of transmittal and consent or, if your shares of Preferred Stock are held in street name, request that your broker or nominee do so on your behalf.

If you wish to tender your shares of Preferred Stock but share certificates are not immediately available, time will not permit shares or other required documentation to reach the Exchange Agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you must follow the procedures for guaranteed delivery described under “The Exchange Offer and Consent Solicitation—Procedure for Tendering and Consenting—Guaranteed Delivery Procedures.” You must, in all cases, obtain a Medallion guarantee from an eligible institution in the form set forth in the notice of guaranteed delivery in connection with the delivery of your shares in this manner. Once DTC has closed, participants in DTC whose name appears on a DTC security position listing as the owner of shares of Preferred Stock will still be able to tender shares by delivering a notice of guaranteed delivery to the Exchange Agent via facsimile. If you hold Preferred Stock through a broker, dealer or other nominee, that institution must submit any notice of guaranteed delivery on your behalf.

Can I call Thornburg Mortgage to tender my shares?

No. You must tender your preferred shares through your broker. You must participate in the tender offer by following the instructions outlined above.

How did the Board determine the consideration to be paid in the Exchange Offer and Consent Solicitation?

The consideration of $5.00 in cash and 3.5 shares of Common Stock per share of Preferred Stock tendered was determined based on the negotiations between the Board and the investors in the Financing Transaction. On March 20, 2008, the last trading day prior to our entering into a binding term sheet regarding the Financing Transaction, the closing sale price of shares of each series of Preferred Stock ranged from $3.40 to $3.76 per share. Pursuant to the Override Agreement, we were required to, among other things, raise $1 billion of new capital on or before March 31, 2008. Failure to satisfy the capital raising conditions of the Override Agreement within the time frame required by that agreement would have allowed our reverse repurchase agreement counterparties to enforce their rights, which would include the immediate sale of all of those assets, under those reverse repurchase agreements.

The Board had thoroughly considered all reasonably available alternatives, including filing for bankruptcy protection. Given the time frame permitted under the Override Agreement, among the reasonably available alternatives at that time, and the fact that a bankruptcy filing would have been a default under our reverse repurchase agreements, the Board concluded that the Financing Transaction, including the completion of a tender offer for the Preferred Stock with the consideration set forth herein, would maximize shareholder value.

What are the conditions to the closing of the Exchange Offer and Consent Solicitation?

We are not obligated to exchange any tendered shares of Preferred Stock if, among other things, less than 66 2/3% of the outstanding shares of each series of Preferred Stock (which is equivalent to 66 2/3% of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock) are tendered in the Exchange Offer and Consent Solicitation.

What are the primary terms of the Financing Transaction?

On March 24, 2008, with the Override Agreement deadline approaching and with no other viable offers, the Company received a proposal from MP TMA LLC, MP TMA (Cayman) LLC and their affiliates (collectively “MatlinPatterson”) to participate as lead investor in a private placement of up to $1.35 billion in principal amount of our Senior Subordinated Secured Notes due 2015 (the “Senior Subordinated Secured Notes”), warrants and participations in the Principal Participation Agreement. After receiving extensions from the counterparties to the Override Agreement, we were able to successfully raise $1.15 billion, with an additional $200 million deposited in escrow as discussed below, thereby fulfilling the Company’s most immediate obligation under the Override Agreement. Of the $200 million originally deposited in the escrow account, approximately $188.6 million continues to be held in escrow (the “Escrowed Funds”).

The Senior Subordinated Secured Notes have an initial interest rate of 18% per annum, which will be lowered to 12% per annum upon the approval of the proposal to increase the number of authorized shares of capital stock to 4 billion shares (the “Share Increase Proposal”) by the holders of our Voting Stock (which was approved on June 12, 2008), the approval of the Proposed Amendments by the holders of our Voting Stock (which was obtained on June 12, 2008) and the completion of the Exchange Offer and Consent Solicitation by September 30, 2008, or by such later date to which the deadline may be extended, and the issuance of Additional Warrants to the investors under the Principal Participation Agreement and to the investors that contributed to the Escrowed Funds (such conditions, collectively, the “Additional Financing Conditions”). Accordingly, if the Additional Financing Conditions are not satisfied, the Company will be required to pay approximately $69 million in additional interest on the Senior Subordinated Secured Notes each year until maturity or until the Senior Subordinated Secured Notes are earlier redeemed or repurchased. The interest rate on the Senior Subordinated Secured Notes may also be increased by an additional 1% per annum if we do not satisfy certain registration requirements by July 29, 2008.

The Senior Subordinated Secured Notes are secured by a subordinated lien on certain of the Company’s assets, including, among other things, the interest payments due from assets covered by the Override Agreement, and guaranteed by certain of our subsidiaries. The Senior Subordinated Secured Notes are scheduled to mature on March 31, 2015, and generally do not allow early redemption by the Company. The indenture governing the Senior Subordinated Secured Notes prohibits the Company from issuing additional debt that is senior to the Senior Subordinated Secured Notes, with limited exceptions. Furthermore, the indenture governing the Senior Subordinated Secured Notes contains customary restrictive covenants such as limitations on the Company’s and its subsidiaries’ right to incur, assume or guarantee indebtedness; to issue redeemable stock and preferred stock; to pay dividends or distributions or redeem or repurchase capital stock, prepay, redeem or repurchase debt that is junior in right of payment to the Senior

Subordinated Secured Notes; to make loans, investments and capital expenditures; to incur liens, layer indebtedness, restrict dividends, loans or asset transfers from our subsidiaries; to sell or otherwise dispose of assets, including capital stock of subsidiaries; to consolidate or merge with or into, or sell substantially all of our assets to, another person; to enter into transactions with affiliates; or to enter into new lines of business.

We sold to each investor in the Principal Participation Agreement, for an aggregate purchase price of $100 million, all of our interest in the then unpaid principal amount of a specific portfolio of mortgage-backed securities and our rights under any repurchase agreements, reverse repurchase agreements, swap agreements, loan agreements and other agreements to which we are a party relating to the foregoing and other consideration outlined in the Principal Participation Agreement. Such amounts (minus any amounts to be paid in accordance with the Override Agreement, each financing agreement listed in the Override Agreement and all other transactions in effect on March 31, 2008) are to be paid on the last business day of each month. Such payments will generally commence on March 19, 2009, following termination of the Override Agreement, and will continue until March 31, 2015 or the earlier termination of the Principal Participation Agreement. Upon the satisfaction of the Additional Financing Conditions, including the completion of the Exchange Offer and Consent Solicitation by September 30, 2008, or by such later date to which the deadline may be extended, the Principal Participation Agreement will automatically terminate.

If the Principal Participation Agreement is not terminated earlier as described in the Offering Circular, it will terminate on March 31, 2015, at which time we will be required to pay to the investors in the Principal Participation Agreement the fair market value of the participation interest, after deducting amounts required to be paid in respect of repurchase agreements or other financing transactions relating to the underlying mortgage-backed securities or any refinancing approved by the Majority Participants. We may not transfer the assets subject to the Principal Participation Agreement for an amount below par, except to continue to finance those assets in the ordinary course of business consistent with past practice. The refinancing of all or substantially all of the obligations covered by the Override Agreement would require us to obtain the prior approval of the Majority Participants. The September 30, 2008, or such later date as may be extended, deadline by which we must complete the Exchange Offer and Consent Solicitation and the other terms constituting the successful completion of the Exchange Offer and Consent Solicitation, including the effectiveness of the Proposed Amendments, may be changed with the written consent of the Majority Participants. The Principal Participation Agreement may be amended with the consent of the Majority Participants, except that any modification to the amendment provision or the participants’ percentage or share of the payments under the Principal Participation Agreement or any amendment that derogates from the participants’ right of ratable payment must be approved by each participant to become effective. The Board and the Majority Participants may agree to modifications to the Principal Participation Agreement if the Exchange Offer and Consent Solicitation is not

successful and the Additional Financing Conditions are not satisfied, including the subsequent termination of the Principal Participation Agreement upon the sale of all the assets subject to the Principal Participation Agreement or in exchange for Common Stock and/or other securities of the Company and/or satisfaction of other terms, including the purchase by the Company of specified amounts and series of Preferred Stock in the Exchange Offer and Consent Solicitation under revised terms, subsequent tender or exchange offers, open market or privately negotiated transactions, or a combination of the foregoing.

In connection with the Financing Transaction, we issued warrants exercisable for 168,606,548 shares of Common Stock to purchasers of the Senior Subordinated Secured Notes (the “Initial Warrants”). We also issued warrants exercisable for 46,960,000 shares of Common Stock in the aggregate to the counterparties to the Override Agreement (the “Override Warrants”). All of the Initial Warrants and Override Warrants have been exercised.

If the Additional Financing Conditions, including the completion of the Exchange Offer and Consent Solicitation by September 30, 2008, or by such later date to which the deadline may be extended, are satisfied, the investors that contributed the Escrowed Funds have agreed to purchase up to approximately $188.6 million aggregate principal amount of Senior Subordinated Secured Notes with their Escrowed Funds, pro rata, in the aggregate amount necessary to pay a portion of the cash consideration payable in the Exchange Offer and Consent Solicitation, and they will receive their pro rata share of 27,657,633 of the 29,322,879 warrants that were placed in escrow by the Company (the “Escrowed Warrants”). Any Escrowed Warrants remaining in the escrow account after the issuance of the additional Senior Subordinated Secured Notes, or if such additional Senior Subordinated Secured Notes are not issued, on September 30, 2008, or such later date to which the deadline may be extended, will be distributed to the investors pro rata according to the aggregate principal amount of the Senior Subordinated Secured Notes purchased, including any additional Senior Subordinated Secured Notes purchased with Escrowed Funds.

In the aggregate, the shares of Common Stock issued and issuable, as the case may be, upon exercise of the Initial Warrants and the Escrowed Warrants described above represent approximately 39.6% of our outstanding Common Stock on a fully diluted basis. Upon satisfaction of the Additional Financing Conditions, the holders of the interests in the Principal Participation Agreement and the investors that contributed Escrowed Funds will receive additional warrants (the “Additional Warrants,” and together with the Escrowed Warrants, the “Future Warrants”) to purchase that number of shares of Common Stock which, when added to the shares of Common Stock issuable upon the exercise of the Initial Warrants and Escrowed Warrants, will constitute 90% of the shares of Common Stock outstanding on a fully diluted basis after giving effect to such issuance and all anti-dilution adjustments in all existing instruments and agreements of the Company and will constitute

87.8% of the fully diluted shares of Common Stock after giving effect to the issuance of Common Stock in the Exchange Offer and Consent Solicitation, assuming 100% participation in the Exchange Offer and Consent Solicitation.

The Initial Warrants and the Override Warrants became exercisable on April 11, 2008, and have since all been exercised. The Future Warrants will be exercisable immediately upon issuance or distribution and the holders have agreed to exercise the Future Warrants as promptly as practicable after issuance. The Future Warrants will no longer be exercisable on or after 5:00 p.m. on March 31, 2015. The Warrants are exercisable, at the option of each holder, upon the surrender of the Warrants to us and the payment in cash of the exercise price or the payment of the exercise price on a net share basis. The exercise price of the Warrants is $0.01 per share of Common Stock being purchased. The number of shares of Common Stock, or in certain other circumstances other consideration, underlying the Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and in the event of certain issuances of Common Stock or rights, warrants, options or other securities exercisable into, exchangeable for or convertible into Common Stock.

Did the Board consider alternatives to the Financing Transaction?

Yes, the Board approved the Financing Transaction only after thoroughly considering reasonably available alternatives to maximize shareholder value. Strategic alternatives, including financing certain unencumbered assets, publicly offering for sale preferred stock and convertible debt, declaring bankruptcy, liquidating all of the Company’s assets and selling the Company to another company, were considered and the Board concluded, after consultation with financial and legal advisors, that each of these alternatives was unavailable, insufficient to pay all margin calls and provide sufficient reserves to cover additional margin calls, insufficient to meet the terms of the Override Agreement or even more dilutive to shareholders than completion of the Financing Transaction. Additionally, returning to normalized business operations would have been even more difficult, and perhaps impossible, for the Company under such alternatives. Specifically, in an effort to pursue reasonably available options, the Company initiated a public offering of its convertible notes, but that offering did not generate sufficient investor interest to raise the amount of new capital required under the Override Agreement. The Board also pursued an alternative private placement, but was unable to reach an agreement with any alternative investors on terms and timing sufficient to meet the requirements of the Override Agreement. Failure to satisfy the capital raising conditions of the Override Agreement within the time frame required by that agreement would have allowed our reverse repurchase agreement counterparties to enforce their rights under those reverse repurchase agreements. If enforced, the Company’s mortgage-backed securities would likely have been sold at distressed prices and such sales would have left the Company insolvent. Furthermore, given the terms and conditions of the standard reverse repurchase agreement contracts and the fact that certain provisions of U.S. bankruptcy law do not offer protection with respect to reverse repurchase agreements, the Board determined that existing shareholders were likely to receive nothing if the Company was to declare bankruptcy. In light of the foregoing considerations, the Board determined that the Financing Transaction represented the best alternative reasonably available to the Company and its shareholders.

If the Exchange Offer and Consent Solicitation is NOT successfully completed, what will be the consequences to the Company?

We believe that there will be significant adverse consequences to the Company if the Exchange Offer and Consent Solicitation is not successfully completed. As noted above, we must complete the Exchange Offer and Consent Solicitation by September 30, 2008, or by such later date to which the deadline may be extended, for the Additional Financing Conditions to be satisfied. If the Additional Financing Conditions are not satisfied, the interest rate on the Senior Subordinated Secured Notes will remain at 18% per annum and, absent subsequent modification of the Principal Participation Agreement as described earlier, the Principal Participation Agreement will remain in effect, both of which will seriously impair the Company’s future prospects as described above.

If I decide not to tender my shares of Preferred Stock and the Exchange Offer and the Consent Solicitation is completed, how will the Exchange Offer and the Consent Solicitation affect my shares of Preferred Stock?

If you decide not to tender your shares of Preferred Stock and we complete the Exchange Offer and the Consent Solicitation, thereby significantly reducing the number of outstanding shares of each series of Preferred Stock, the liquidity and possibly the market price of your shares of Preferred Stock may be adversely affected. In addition, we intend to apply to the NYSE to delist each series of Preferred Stock that remains outstanding and we do not intend to apply for listing of any series of Preferred Stock on any other national securities exchange. To the extent permitted by law, we intend to deregister each outstanding series of Preferred Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, if we receive the requisite approvals of the Proposed Amendments from the holders of the Preferred Stock and the Proposed Amendments take effect, even if you do not tender your shares in the Exchange Offer and the Consent Solicitation you will be subject to and bound by the Proposed Amendments. Among other things, the Proposed Amendments will permit us to declare and pay dividends on our Common Stock or shares of any other class or series of our capital stock, except any class or series of stock on parity with the Preferred Stock (“Parity Stock”), or redeem, repurchase or otherwise acquire shares of any class or series of our capital stock, including Common Stock and any other series of Preferred Stock, without paying or setting apart for payment any dividends on the Preferred Stock, eliminate all accrued and unpaid dividends on the Preferred Stock and make all dividends non-cumulative. If you decide not to tender your shares of Preferred Stock and the Proposed Amendments take effect, the rights of your Preferred Stock will be materially and adversely affected and the value of your Preferred Stock may decline.

If I decide to tender my shares of Preferred Stock, how will my rights be affected?

If you decide to tender your shares of Preferred Stock and we complete the Exchange Offer and the Consent Solicitation, you will receive cash and shares of Common Stock, which have different rights than those you currently have as a holder of Preferred Stock, including:

•	The Common Stock has no liquidation preference or preferred or cumulative dividend rights;

•	The Common Stock has one vote per share on all matters brought before the Company’s shareholders; and

•	The Common Stock is not convertible or redeemable by us.

How will I be notified if the Exchange Offer and Consent Solicitation is extended, amended or terminated?

If the Exchange Offer and Consent Solicitation is extended, amended or terminated, we will promptly notify The Depository Trust Company, which we refer to as “DTC,” and make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer and Consent Solicitation.

Will I have to pay any fees or commissions for participating in the Exchange Offer and Consent Solicitation?

If you hold physical share certificates and you are the record owner of your shares of Preferred Stock and you tender your shares directly to the Exchange Agent, you will not have to pay any fees or commissions. If you hold your shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the shares on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply.

May I tender only a portion of the shares of Preferred Stock that I hold?

No. You must tender all of your shares of Preferred Stock to participate in the Exchange Offer and Consent Solicitation. If you own shares of more than one series of Preferred

Stock, you must tender all of the shares of Preferred Stock of each series that you own to participate in the Exchange Offer and Consent Solicitation

If I recently purchased shares of Preferred Stock, can I still tender my shares of Preferred Stock in the Exchange Offer and Consent Solicitation?

Yes. If you have recently purchased shares of Preferred Stock, you may tender those shares in the Exchange Offer and Consent Solicitation. In order to tender such shares of Preferred Stock, you must make sure that your transaction settles prior to the expiration date or with sufficient time for you to tender your shares in compliance with the guaranteed delivery procedures.

Will I receive accrued and unpaid dividends on the Preferred Stock I tender in the Exchange Offer and Consent Solicitation?

No. The effectiveness of the Proposed Amendments, including an amendment to the Charter to remove any requirements that we pay any accrued and unpaid dividends before repurchasing shares of Preferred Stock, is a condition to closing the Exchange Offer and Consent Solicitation. However, even if you do not tender your shares of Preferred Stock in the Exchange Offer and Consent Solicitation, you may not receive any dividends on your shares of Preferred Stock in the foreseeable future. On March 24, 2008, the Board determined that the Company did not have sufficient liquidity to make its next scheduled payments of dividends on the Preferred Stock and indefinitely suspended the payment of dividends on all series of the Preferred Stock as of such date. Therefore, dividends payable on the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock on April 15, 2008 and on the Series F Preferred Stock on May 15, 2008 were neither declared nor paid. We do not intend to declare or pay the dividends payable on our Preferred Stock on July 15, 2008 and August 15, 2008. The Proposed Amendments will allow us to declare and pay dividends on shares of Common Stock or shares of any other class or series of our capital stock, except any class or series of Parity Stock, or redeem, repurchase or otherwise acquire shares of any class or series of our capital stock, including Common Stock and any other series of Preferred Stock, without paying or setting apart for payment any dividends on shares of any series of Preferred Stock.

Will the Common Stock to be issued in the Exchange Offer and Consent Solicitation be freely tradable?

The issuance of Common Stock upon exchange of the Preferred Stock is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Since all outstanding shares of Preferred Stock were registered under the Securities Act, we expect that all of our Common Stock issued in the Exchange Offer and Consent Solicitation to persons non-affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates.

You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

On May 29, 2008, we received a letter from the NYSE stating that we were not in compliance with the NYSE’s continued listing criteria under Section 802.01C of the NYSE Listed Company Manual because the average closing price of the Common Stock has been less than $1.00 per share for 30 consecutive trading days. We intend to cure this deficiency within the timeframe required by the NYSE by implementing a reverse stock split. The information included in the Offering Circular or in the Annual Report or the Quarterly Report included with the Offering Circular and other information incorporated by reference herein do not give effect to any such reverse stock split.

What is the Consent Solicitation?

We are also soliciting consents from holders of each series of Preferred Stock to amend the Charter to modify the terms of such series of Preferred Stock as described in the Offering Circular. Each share of Preferred Stock (equal to each $25.00 of liquidation preference) will be entitled to one vote on the Consent Solicitation with respect to the related series of Preferred Stock.

In order to complete the purchase of the Preferred Stock in the Exchange Offer and Consent Solicitation, we must receive the requisite approvals of the Proposed Amendments from each series of Preferred Stock. Completion of this Exchange Offer and Consent Solicitation is required to satisfy the Additional Financing Conditions, which will have the effect discussed above. The Charter contains restrictive covenants that will have the effect of preventing the Company from completing the Exchange Offer and Consent Solicitation unless cumulative dividends owed on the Preferred Stock have been paid in full. The Proposed Amendments, among other things, will remove these restrictive covenants and allow us to complete the Exchange Offer and Consent Solicitation without paying any accrued and unpaid dividends on the Preferred Stock.

Do I have to deliver my consent in the Consent Solicitation in order to validly tender my shares of Preferred Stock in the Exchange Offer and Consent Solicitation?

Yes. You must consent to the Proposed Amendments in order to tender your shares of Preferred Stock in the Exchange Offer and Consent Solicitation. Your participation in the Exchange Offer and Consent Solicitation is conditioned on your execution of a written consent approving the Proposed Amendments, and our completion of the Exchange Offer and Consent Solicitation is conditioned on obtaining consents from the requisite number of holders of each series of Preferred Stock to the Proposed Amendments.

There is no record date for the Exchange Offer and Consent Solicitation, and the holders of 66 2/3% of the outstanding shares of each series of Preferred Stock as of the expiration date will be required to consent to the Proposed Amendments pursuant to the terms set forth herein.

What will happen if the requisite consents to the Proposed Amendments from one or more series of Preferred Stock, but not all of the series, are received? We must obtain the requisite approvals of the Proposed Amendments from holders of each series of Preferred Stock, each voting as a separate class, and from holders of our Voting Stock, voting as a single class (which was obtained at the 2008 Annual Meeting), in order for us to complete the Exchange Offer and Consent Solicitation. If we receive the requisite consent from holders of one or more series of Preferred Stock but not all the series, we will not complete the Exchange Offer and Consent Solicitation and will not purchase shares of any series of Preferred Stock.

May I deliver a consent to only some of the Proposed Amendments?

No. You must consent to all of the Proposed Amendments affecting all of the classes of Preferred Stock you hold if you wish to validly tender any of your shares of Preferred Stock

How do I deliver my consent to the Proposed Amendments?

By submitting executed letters of transmittal and consent and validly tendering (without later withdrawing) your shares of Preferred Stock, you will also be consenting to all of the Proposed Amendments to the terms of each series of Preferred Stock tendered. If you hold your shares of Preferred Stock in street name (i.e., through a broker, dealer or other nominee), you should instruct your broker, dealer or other nominee to tender your shares of Preferred Stock and consent to the Proposed Amendments on your behalf. Even if you do not tender your shares of Preferred Stock in the Exchange Offer and Consent Solicitation, if you are a record holder of shares of Preferred Stock, you may deliver a consent to the Proposed Amendments and the Consent Solicitation to us, in writing or by electronic transmission, at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, ir@thornburgmortgage.com.

When will the Proposed Amendments become effective?

If we receive the requisite consents of holders of each series of Preferred Stock, the Proposed Amendments will become effective upon the filing by the Company of Articles of Amendment with the State Department of Assessments and Taxation of Maryland (the “SDAT”) or at a later date and time specified in the Articles of Amendment that is not more than 30 days after the acceptance for record of the Articles of Amendment by the SDAT. The Company intends to file the Articles of Amendment promptly after the expiration of the Exchange Offer and Consent Solicitation, if at least 66 2/3% of the outstanding shares of each series of Preferred Stock have been tendered in the Exchange Offer and Consent Solicitation. The Board, with the written consent of the Majority Participants, reserves the right not to make one or more of the Proposed Amendments, even if all Proposed Amendments are approved by our shareholders.

When will I receive the cash and Common Stock in the Exchange Offer and Consent Solicitation?

Promptly following our acceptance of shares of Preferred Stock tendered in the Exchange Offer and Consent Solicitation, you will receive the shares of Common Stock and the cash consideration.

What must I do if I want to withdraw my shares of Preferred Stock from the Exchange Offer and Consent Solicitation and revoke the related consent? You may properly withdraw any shares of Preferred Stock that you validly tender at any time prior to the expiration of the Exchange Offer and Consent Solicitation, which is 10:00 a.m., New York City time, on August 20, 2008, unless we extend it, by following the procedures described in the Offering Circular. A withdrawal of tendered shares of Preferred Stock must be for all shares of Preferred Stock tendered by a holder. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days after the commencement of the Exchange Offer and Consent Solicitation.

A proper withdrawal of tendered shares of Preferred Stock prior to the expiration of the Exchange Offer and Consent Solicitation will also be a valid revocation of the related consent. You may not validly revoke your consent unless you validly withdraw previously tendered shares.

If you have share certificates for your shares of Preferred Stock which are registered in your name, in order to withdraw your shares of Preferred Stock from the Exchange Offer and Consent Solicitation and revoke your related consent, you must deliver a written notice of withdrawal to the Exchange Agent at the appropriate address specified on the back cover of the Offering Circular prior to the expiration of the Exchange Offer and Consent Solicitation or, if your shares of Preferred Stock have not been previously accepted for exchange by us, after the expiration of 40 business days after the commencement of the Exchange Offer and Consent Solicitation. Your notice of withdrawal must comply with the requirements set forth in the Offering Circular.

If you hold your shares of Preferred Stock in street name (i.e., through a broker, dealer or other nominee) and you tendered your shares through DTC, a withdrawal of your shares of Preferred Stock and revocation of the related consent will be effective if you and your nominee comply with the appropriate procedures of DTC’s automated tender offer program system prior to the expiration of the Exchange Offer and Consent Solicitation or after the expiration of 40 business days after the commencement of the Exchange Offer and Consent Solicitation. Any notice of withdrawal must identify the shares of Preferred Stock to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.

If you have delivered a consent to the Proposed Amendments to us but have not tendered your shares of Preferred Stock, you may revoke that consent by delivering notice to us, in writing or by electronic transmission, before the expiration of the Exchange Offer and Consent Solicitation.

Are you making a recommendation regarding whether I should tender in the Exchange Offer and Consent Solicitation?

No. The Board has authorized and approved the Exchange Offer and Consent Solicitation. None of our officers, employees, the Board, the Information Agent, the Exchange Agent or any of our financial advisors is making a recommendation to any holder of Preferred Stock as to whether the holder should tender shares in the Exchange Offer and Consent Solicitation. You must make your own investment decision regarding the Exchange Offer and Consent Solicitation based upon your own assessment of the market value of the Preferred Stock, the effect of holding shares of Preferred Stock if the Proposed Amendments are approved, the likely value of the securities you may receive in the Exchange Offer and Consent Solicitation, your liquidity needs, your investment objectives and any other factors you deem relevant.

Will TMA remain a public company following the completion of the Exchange Offer and Consent Solicitation?

Yes. We intend to remain a public company and our Common Stock will continue to be listed on the NYSE, subject to our ability to continue to comply with the NYSE continued listing standards.

In addition, we intend to apply to delist each series of Preferred Stock from the NYSE and we do not intend to apply for listing of any series of Preferred Stock on any other national securities exchange. To the extent permitted by law, we intend to deregister each outstanding series of Preferred Stock under the Exchange Act.

Whom do I call if I have any questions on how to tender my shares of Preferred Stock or consent to the Proposed Amendments, or any other questions relating to the Exchange Offer and Consent Solicitation?

Questions related to the terms of the Exchange Offer and Consent Solicitation and requests for assistance, as well as for additional copies of the Offering Circular, the letters of transmittal and consent or any other documents, may be directed to the Information Agent using its contact information set forth on the back cover of the Offering Circular or by telephone toll free at (866) 399-8748.

Timeline of the Crisis

Beginning in August of 2007, we were forced to make a series of difficult decisions when financing for mortgage-backed securities and mortgage loans became difficult to obtain due to the almost total collapse of the secondary mortgage market where we secure financing for our acquired and originated adjustable-rate mortgage assets. We met these challenges by taking a number of initiatives in the third quarter of 2007, including the sale of $21.9 billion of our mortgage assets, the pay-down of approximately $21.4 billion of operating debt, the termination of $44.0 billion of interest rate hedging instruments, and the completion of a preferred stock capital raise of $545.3 million. However, beginning on February 14, 2008, mortgage-backed securities prices once again declined significantly, and there was a deterioration in the liquidity and market prices for high quality mortgage-backed securities in our portfolio. This made it difficult for us to obtain financing, and, as a result of these declining prices, we were also subject to margin calls and margin increases on these collateralized financings.

What follows is a timeline of the events in 2008 that added to the recent mortgage industry crisis and what our management team did in its attempt to preserve the company.

Thursday, February 14

Mortgage-backed securities prices once again declined significantly, and there was a deterioration in the liquidity and market prices for high quality mortgage-backed securities in our portfolio.

Friday, February 15

Due to the falling market value of mortgage-backed securities, Thornburg Mortgage’s $2.9 billion of super senior, credit-enhanced mortgage-backed securities, all of which were rated “AAA” and backed by Alt-A mortgage collateral, become subject to margin calls. However, these securities had not realized any credit losses.

Thursday, February 14 through Wednesday, February 27

Thornburg Mortgage meets margin calls from certain of its reverse repurchase agreement lenders totaling more than $300 million.

(Select image to enlarge)

Thursday, February 28

JPMorgan Chase Bank, N.A., one of Thornburg Mortgage’s reverse repurchase agreement lenders, delivers a notice of an event of default under its reverse repurchase agreement after the company failed to satisfy a margin call in the amount of approximately $28 million. The aggregate amount of proceeds lent to the company under the JPMorgan Chase Bank, N.A. reverse repurchase agreement was approximately $320 million.

Monday, March 3

In a letter dated March 3, 2008, Thornburg Mortgage receives a notice of an event of default from Natixis Securities North America Inc. after failing to meet a margin call of $6 million. The aggregate amount of proceeds lent to the company under the Natixis agreement was approximately $163 million. The company also receives a notice of an event of default from ING Financial Markets LLC, dated March 3, 2008, after failing to repurchase approximately $70 million in AAA-rated securities. The aggregate amount of the proceeds lent to the company under the ING reverse repurchase agreement was approximately $707 million.

Thornburg Mortgage completes a collateralized mortgage debt transaction collateralized by $992 million of the company’s prime hybrid ARM loans. While this transaction does not provide cash to the company, it does allow Thornburg Mortgage to permanently finance loans in a manner that is not subject to margin calls and also reduces the company’s borrowings under its ARM loan warehouse financing lines by approximately $920 million.

(Select image to enlarge)

Tuesday, March 4

In a letter dated March 4, 2008, Thornburg Mortgage receives a notice of event of default from Goldman, Sachs & Co. after failing to meet a margin call of approximately $54 million. The aggregate amount of proceeds lent under the Goldman Sachs reverse repurchase agreement was approximately $550 million.

Thursday, March 6

Thornburg Mortgage’s outstanding margin calls total $610.0 million, significantly exceeding the company’s available liquidity. From December 31, 2007 through March 6, 2008, Thornburg Mortgage receives $1.8 billion in margin calls. Through March 6, Thornburg Mortgage satisfied $1.2 billion of those margin calls primarily by using its available liquidity, principal and interest payments and proceeds from asset sales. As a result of prior margin calls, Thornburg Mortgage does not have sufficient liquidity to meet the remaining amount.

Friday, March 7

Thornburg Mortgage announces that it has received a letter, dated March 4, 2008, from its independent auditor, KPMG LLP, stating that no further reliance should be placed on the auditors’ reports, dated February 27, 2008, on (1) the company’s consolidated financial statements as of December 31, 2007 and 2006 and for each of the years in the two year period ended December 31, 2007, (2) its financial statement schedule – mortgage loans on real estate and (3) its effectiveness of internal control over financial reporting as of December 31, 2007, that were contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Thornburg Mortgage’ Board of Directors Board of Directors determines that the financial statements for the year ended December 31, 2007 should be restated. The company notes that difficult market conditions resulted in a significant deterioration in the prices of mortgage-backed collateral, which combined with a liquidity position under heavy pressure from increased margin calls by its reverse repurchase agreement lenders, a portion of which the company has been unable to meet, have raised substantial doubt about the company’s ability to continue as a going concern.

Tuesday, March 11

Thornburg Mortgage files an amended 10-K, restating its consolidated financial statements for the year ended December 31, 2007, due to adverse developments in the mortgage finance and credit markets since August 2007 that have resulted in a significant deterioration of market prices of the company’s mortgage-backed securities. The amended 10-K reflects that the company’s total impairment charge is $676.6 million for the year ended December 31, 2007. The company also states that it may not have the ability to hold certain of its securitized ARM loans to maturity.

Additionally, the company receives a notice of event of default from Morgan Stanley & Co. Incorporated after failing to meet a margin call of approximately $9 million. The notice states that Morgan Stanley has exercised or will exercise its rights under the reverse repurchase agreement. The aggregate amount of the proceeds lent to the company under the reverse repurchase agreement was approximately $49 million.

Thursday, March 13

The company sells mortgage-backed securities, primarily rated AAA, from its portfolio. At March 13, 2008, the company had completed sales of more than 150 mortgage-backed securities for which it received aggregate proceeds of approximately $3.0 billion. Each of these sales was individually insignificant, but, in the aggregate, constituted a significant amount of the company’s assets. The company is unable to identify the purchasers of the mortgage-backed securities since the securities were sold through securities dealers.

Monday, March 17

On March 17, 2008, Thornburg Mortgage enters into an override agreement with five of its remaining counterparties and their affiliates, including Greenwich Capital Markets, Inc., Royal Bank of Scotland PLC, Greenwich Capital Derivatives Inc., Bear Stearns Investment Products Inc., Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, UBS Securities LLC and Credit Suisse International, to its reverse repurchase, securities lending and auction swap agreements. As part of the Override Agreement, the company’s remaining reverse repurchase agreement lenders agree to suspend for 364 days their rights to invoke margin calls and related rights under the company’s reverse repurchase, securities lending and auction rate swap agreements with them. The continued effectiveness of the Override Agreement is contingent upon a variety of factors that are specified in the Override Agreement, one of the most significant of which is that, Thornburg Mortgage must raise $1 billion in new capital.

Wednesday, March 19

Thornburg Mortgage attempts a public offering of $1 billion in convertible senior subordinated notes. However, the proposed offering fails to attract enough investor interest to satisfy the capital-raise condition of the override agreement. The Board of Directors continues considering other alternatives, including financing certain unencumbered assets, publicly offering for sale preferred stock and convertible debt, declaring bankruptcy, liquidating all of Thornburg Mortgage’s assets and selling the company to another company, but the Board determined that each of these alternatives was either unavailable, insufficient to pay all margin calls and provide sufficient reserves to cover additional margin calls, insufficient to meet the terms of the Override Agreement or even more dilutive to shareholders.

Monday, March 24

With the override agreement deadline rapidly approaching and with no other investors offering viable term sheets, Thornburg Mortgage receives a proposal from MatlinPatterson, in which MatlinPatterson would agree to participate as the lead investor in a private placement of up to $1.35 billion in senior subordinated secured notes due in 2015, warrants to purchase shares of the company’s common stock and participations in the principal of a specific mortgage-backed securities portfolio.

Tuesday, March 25

Thornburg Mortgage announces that it will commence the private placement described above.

Thursday, March 27

As Thornburg Mortgage’s management team negotiates the terms of the private placement, the company announces that its reverse repurchase agreement financing partners have extended (to March 28, 2008) the deadline for raising $1 billion in new capital.

Friday, March 28

Thornburg Mortgage announces that it has been granted an additional extension by its reverse repurchase agreement financing partners through March 31, 2008, to raise a minimum of $1 billion in new capital under the Override Agreement the company entered into with five of its remaining reverse repurchase agreement counterparties.

Monday, March 31

Thornburg Mortgage completes the private placement.

While the proceeds of this transaction allow the company to meet its immediate financial obligations with its reverse repurchase lenders, the company now needs to obtain shareholder approval of two amendments to its charter and to successfully complete other conditions of the financing transaction in order to put itself in a position to resume normalized business operations.

TRANSCRIPT

Larry Goldstone, the Company’s Chief Executive Officer and President:

As you know, the entire mortgage industry has faced unprecedented challenges for nearly a year now. This has been an incredibly difficult time for everyone in the mortgage business, including Thornburg Mortgage, and we certainly understand how frustrating this situation has been for you, our preferred shareholders.

There are plenty of headwinds that remain to be overcome as the mortgage market and financial services industry continues to struggle. However, as a preferred shareholder in Thornburg Mortgage, you have the opportunity to help us improve our chances of rebuilding our business and improve our prospects for restoring and creating value for our shareholders over the long term.

In March of this year, Thornburg Mortgage’s management team and its Board of Directors were able to successfully negotiate an override agreement with our reverse repurchase agreement lenders that suspended our margin call exposure for one year, subject to certain conditions. One of the conditions of the override agreement required us to receive commitments for at least $1 billion of additional capital within three business days from the date of the override agreement and to complete the financing transaction within seven business days. During this brief period, after several failed attempts to raise additional capital, we were able to negotiate and complete a financing transaction with new investors who agreed to provide the Company with enough capital to satisfy the condition under the override agreement to raise additional capital. Furthermore, this new capital was required if the Company was to have any chance of surviving this market environment. The combination of the override agreement and the financing transaction gives the Company the opportunity to hold on to its high quality mortgage assets. Without these events, the Company would have had to sell all of these assets at substantial losses. One look at our first quarter balance sheet clearly indicates that a sale of these assets would likely have resulted in no recovery of value for any of our common or preferred shareholders.

Unfortunately, this financing transaction was costly and extremely dilutive to our existing common shareholders as of April 11, 2008, and represents a substantial reduction in the investment that our preferred shareholders have made in the Company. However, we believed then—and continue to believe now—that this financing transaction was the only reasonably available solution for our shareholders. Without this recapitalization, our mortgage assets would have been liquidated at fire sale prices because we were in default under all of our reverse repurchase agreement borrowings. Bankruptcy was not a viable option because certain provisions of U.S. bankruptcy law do not offer protection with respect to reverse repurchase agreements. As such, without this financing transaction, there would have been little to no chance for the Company to preserve any value for our preferred shareholders.

We have reached the next stage in our recapitalization, and it is a stage where you, as a preferred shareholder, can play a significant role in determining the future of Thornburg

Mortgage and your investment. One condition of this new financing transaction was that we complete a tender offer for each series of our outstanding preferred stock and receive consents from our preferred shareholders to amend the terms of each series of preferred stock. The Company must obtain consents from the holders of 66 2/3% of each series of preferred stock and 66 2/3% of our preferred shareholders must tender their shares. Originally, the Company also was required to receive consents from preferred stockholders holding 90% of the aggregate liquidation preference of our preferred stock, but this additional consent requirement has been waived by the investors in the financing transaction.

Recently, you were mailed an Offering Circular for the Exchange Offer and Consent Solicitation, along with related Letters of Transmittal and Consent, in which Thornburg Mortgage asks you to approve the changes to the terms of each series of our preferred stock and also tender your preferred shares. In tendering your shares, you will receive $5.00 and 3.5 shares of common stock for each share of your preferred stock.

I understand that, the terms of this tender offer may not seem fair. The consideration for this tender offer is below the liquidation price of your shares and, for many of you, it is likely below what you initially paid for your preferred stock. However, as I mentioned previously, the successful tender offer is a condition to our recent financing transaction, which was the only reasonably available alternative at that time. In addition, this consideration is higher than the current market value of your investment and was higher than the value of these shares on March 20, 2008, the last trading day prior to our entering into the binding term sheet regarding the financing transaction. On that date, the closing sale prices of shares of each series of our preferred stock ranged from $3.40 per share to $3.76 per share—prices significantly lower than the value of the consideration being offered in the tender offer. More significantly, the value of the tender offer consideration is well in excess of what we think we could return to you if we were to sell all of our assets.

If the tender offer does not succeed, the Company will have limited – if any – opportunity to return to profitability or generate any future return on your investment. While the exact consequences of an unsuccessful tender offer cannot be known with complete certainty, we do know that an unsuccessful tender will likely result in the Company losing its REIT status. Furthermore, a failed tender offer will also mean that the Company will be unable to reinvest any of its cash flows into new business for the next seven years and it probably means that financing for our current portfolio of mortgage assets may be unavailable upon the expiration of our override agreement with our reverse repurchase agreement counterparties. The lack of financing may mean a sale of all of our assets at distressed prices, with all the proceeds going to the reverse repurchase agreement counterparties or the investors in the financing transaction. As a result, if you do not tender your shares, we believe that your current holdings in Thornburg Mortgage will be worth very little, if anything.

By completing, signing, and returning your Letters of Transmittal and Consent to your broker or our exchange agent, and tendering your shares of preferred stock, you will be able to receive a return of capital in the form of cash and shares of our common stock, which will provide you with an opportunity to participate in the Company’s future growth.

The successful completion of this tender offer will mean that Thornburg Mortgage will be able to operate from an enhanced capital position. The interest rate on the senior subordinated secured notes held by our new investors will drop from 18% to 12% annually. This will save the company $69 million in interest expense—savings that we can then use to rebuild our loan origination business.

The successful completion of the tender offer will also result in the automatic termination of the Principal Participation Agreement, another component of this financing transaction. By terminating the Principal Participation Agreement, Thornburg Mortgage will be allowed to retain the monthly principal payments on our mortgage securities portfolio instead of letting our new investors collect those payments for a period of seven years.

I ask that you please take some time to read carefully all of the materials related to our Exchange Offer and Consent Solicitation. As a preferred shareholder you should have received, or will receive shortly, these materials in the mail. They are also available on our Web site, www.thornburgmortgagetender.com.

Thornburg Mortgage’s Board of Directors has approved this Exchange Offer and Consent Solicitation. That said, you must make your own investment decision regarding the Exchange Offer and Consent Solicitation based upon your own assessment of the market value of the Preferred Stock, the likely value of our Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

Should you choose to support the Exchange Offer and Consent Solicitation—and I personally ask that you do—I hope you will do so as soon as possible.

Thank you.

How to participate

As a preferred shareholder, you can participate in Thornburg Mortgage’s Exchange Offer and Consent Solicitation regarding the Company’s outstanding Series C, D, E and F Preferred stock by following the instructions on the letter you received from your broker that accompanied the Offering Circular for the Exchange Offer and Consent Solicitation that was mailed to you.

If you have not received your Offering Circular please contact your broker or financial planner. Additionally, Thornburg Mortgage’s information agent, Georgeson Inc., can provide additional information regarding the Exchange Offer and Consent Solicitation. They can be contacted at:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

1-866-399-8748

To participate in this exchange offer for your preferred shares, you must contact your broker before 10:00 a.m. EDT on August 20, 2008. Please be advised that your broker will need to be notified of your request to participate in the exchange offer prior to this deadline in order for it to fully process your request prior to the expiration date. You must check with your broker on the specific amount of advance notice it will require in order to fully process your request prior to the expiration date.

Contact Us

If you have any questions about Thornburg Mortgage’s Exchange Offer and Consent Solicitation regarding our four series of outstanding preferred stock, please feel free to contact us.

Thornburg Mortgage representatives can be reached by phone, Monday through Friday, from 8:00 a.m. MDT to 5:00 p.m. MDT, by calling (888) 310-7466. If you need to call after these hours, please feel free to leave a message and we will be happy to return your call as soon as we can.

If you would like a Thornburg Mortgage representative to call you please click here.

Any requests for assistance with or additional copies of the Offering Circular should be directed to Thornburg Mortgage’s information agent at:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

1-866-399-8748